Exhibit 10.57

DATED [•], [•], 2004

General Electric Company

General Electric Capital Corporation

IGE USA Investments

Consolidated Insurance Holdings Limited

Financial Assurance Company Limited

Financial Insurance Group Services Limited

GE Capital SAS

GEFA International Holdings Inc.

UK Group Holding Company Limited

Genworth Financial Inc.

and

GEFA UK Holdings Limited

EUROPEAN TAX MATTERS AGREEMENT

Slaughter and May
One Bunhill Row
London EC1Y 8YY

(SME/MCL)
(TX033420033)

Table of Contents

1.	DEFINITIONS

2.	TAX RETURNS

3.	SURRENDER OF GROUP RELIEF

4.	UK VAT GROUP

5.	OVERPAYMENTS ON ACCOUNT

6.	INDEMNITIES

7.	TRANSFER TAXES

8.	PAYMENTS

9.	TERMINATION

10.	REMEDIES AND WAIVERS

11.	ASSIGNMENT

12.	FURTHER ASSURANCE

13.	NOTICE

14.	COUNTERPARTS

15.	TIME OF ESSENCE

16.	INVALIDITY

17.	CHOICE OF GOVERNING LAW

18.	JURISDICTION

19.	AGENT FOR SERVICE

DRAFT – 01.04.04 -

This Tax Matters Agreement is made the [•] day of [•], 2004

BETWEEN:-

1.             General Electric Company, a company incorporated under the laws of the State of New York, USA, whose registered office is at 3135 Easton Turnpike, Fairfield, CT 06828, USA (“GE”);

2.             General Electric Capital Corporation, a company incorporated under the laws of the State of Delaware, USA, whose registered office is at 1209 Orange Street, Wilmington, County of Newcastle, Delaware 19801, USA (“GECC”);

3.             IGE USA Investments, a company incorporated under the laws of England and Wales whose registered office is at 3rd floor, 1 Trevelyan Square, Boar Lane, Leeds, LS1 6HP, England (“IGE”);

4.             Consolidated Insurance Holdings Limited, a company incorporated under the laws of England and Wales whose registered office is at The Priory, Hitchin, Hertfordshire, SG5 2DW, England (“CIHL”);

5.             Financial Assurance Company Limited a company incorporated under the laws of England and Wales whose registered office is at Vantage West, Great West Road, Brentford, Middlesex, TW8 9AG (“FACL”);

6.             Financial Insurance Group Services Limited a company incorporated under the laws of England and Wales whose registered office is at Vantage West, Great West Road, Brentford, Middlesex TW8 9AG (“FIGSL”);

7.             GE Capital SAS a company incorporated under the laws of France whose registered office is at Tour Europlaza, La Defense 4, 20, Avenue Andre-Prothin,92063 Paris La Defense Cedex ( “GEC SAS”);

7.             GEFA International Holdings Inc. a company incorporated under the laws of the State of Delaware, USA whose registered office is at 2711 Centerville Road, Suite 400, City of Wilmington, County of Newcastle, Delaware 19808, USA (“GEFA”);

8.             UK Group Holding Company Limited a company incorporated under the laws of England and Wales whose registered office is at Vantage West, Great West Road, Brentford, Middlesex, TW8 9AG (“UKGHCL”);

9.             Genworth Financial Inc., a company incorporated under the laws of the State of Delaware, USA whose registered office is at 2711 Centerville Road, Suite 400, City of Wilmington, County of Newcastle. Delaware 19808, USA (“Genworth”);

10.           GEFA UK Holdings Limited, a company incorporated under the laws of England and Wales whose registered office is at Vantage West, Great West Road, Brentford, Middlesex, TW8 9AG   (“UK Holdings”).

WHEREAS:-

(A)          Pursuant to the Master Agreement dated [•], [•] 2004 between, inter alia, GE and Genworth (the “Master Agreement”), Genworth has agreed to acquire the outstanding shares and/or stock of certain subsidiaries of GE and the business and assets of FACL (the “Acquisition”).  It is expected that the business and assets of FACL will be transferred to Financial New Life Company Limited (“FINCL”) pursuant to a scheme under section 105 of the Financial Services and Markets Act 200 (the “105 Scheme”).  If for whatever reason the 105 Scheme does not take place it is anticipated that the entire issued share capital of FACL will be transferred to UK Holdings.

(B)          Pursuant to the US Tax Management Agreement dated [•], [•] 2004 between, inter alia, GE and Genworth, (the “US TMA”), GE and Genworth have entered into an arrangement governing the US Tax affairs of the subsidiaries acquired under the Acquisition.

(C)          Pursuant to the Global Transition Services Agreement dated [•], [•] 2004 between, inter alia, GE and Genworth, GE and its subsidiaries will provide or cause to be provided certain administrative and support services and other assistance to Genworth and its subsidiaries on a transitional basis and Genworth and its subsidiaries will provide or cause to be provided certain administrative and support services and other assistance to GE and its subsidiaries (the “Global TSA”).

(D)          Further to and in connection with the Global TSA, FIGSL and GE Life Services Limited entered into a Transitional Services Agreement (the “UK TSA”) pursuant to which each party is to provide transitional administrative and support services to the other and its group companies on a reciprocal basis on the terms and conditions therein.

(E)           The purpose of this Agreement is to record the parties’ agreement with regard to the European Tax affairs of certain subsidiaries acquired under the Acquisition (the “European Subsidiaries” a full list of which is set out in Schedule 1 hereto).

1.            DEFINITIONS

In this Agreement and in the Schedules:-

(i)            capitalised terms used but not otherwise defined in this Agreement shall have the meaning ascribed to them in the US TMA.  However, the following expressions shall have the following meanings:-

“Accounts”	in relation to any company means the accounts for the last full accounting period of that company prior to Completion;

“Agreed Rate”	Means LIBOR + 200 bps compounded on an annual basis;

“Business Day”	Means a day (other than a Saturday or a Sunday) on which banks are open for business in London and New York;

“Completion”	Means the Closing Date under the Master Agreement;

“European Subsidiary”	Means those companies acquired by Genworth pursuant to the Acquisition which are Tax resident in a European country a full list of which is set out in Schedule 1 hereto;

“Exit Date”

in respect of a European Subsidiary member of the UK VAT Group, means such date as the Commissioners of HM Customs & Excise specify by notice to the European Subsidiary or GE Capital Bank Limited as being the date from which they shall terminate the treatment of that European Subsidiary as a member of the UK VAT Group;

“Group Relief”

Means any loss, allowance or other amount eligible for surrender by way of group relief in accordance with the provisions contained in sections 402 to 413 ICTA and shall also include the amount of any loss utilised as a result of an election under section 171A of the Taxation of Chargeable Gains Act 1992;

“ICTA”	Means the Income and Corporation Taxes Act 1988;

“Notional VAT Credit” or “Notional VAT Liability”

in respect of a European Subsidiary member of the UK VAT Group for a Relevant VAT Period, means (in the case of a Notional VAT Liability) the amount of VAT for which the European Subsidiary would have been liable to account to H.M. Customs & Excise for the Relevant VAT Period or (in the case of a Notional VAT Credit) the amount of VAT which the European Subsidiary would have been entitled to reclaim from H.M. Customs & Excise for the Relevant VAT Period if (in either such case) the European Subsidiary had been separately registered for VAT purposes throughout the Relevant VAT Period but there were disregarded any supply made to or by the European Subsidiary by or to any member of the UK VAT Group;

“Proceedings”	Means any proceeding, suit or action arising out of or in connection with this agreement;

“Relevant VAT Period”

in respect of a European Subsidiary member of the UK VAT Group, means the period (if any) from Completion to the Exit Date, which shall, for the purposes of this Agreement, be assumed to constitute a prescribed accounting period (as defined in VATA 1994);

“Relief”	Means any relief, allowance or credit in respect of any Tax or any deduction in computing Income, Profits or Gains for the purposes of any Tax;

“Remaining Supergroup Member”	Means any member of the UK Supergroup other than any European Subsidiary;

“Service Document”	Means a writ, summons, order, judgment or other document relating to or in connection with any Proceedings;

“Tax Authority”	Means any Taxing or other authority (whether within or outside the United Kingdom) competent to impose or collect any Tax;

“Tax”

Means all taxes, levies, duties, imposts, charges and withholdings of any nature whatsoever and wherever imposed except (other than for the purposes of clause 8 (Payments), any such taxes, levies, duties, imposts, charges or withholdings imposed in or by the United States of America, including (without limitation) corporation tax, advance corporation tax, income tax (including income tax required to be deducted or withheld from or accounted for in respect of any payment), capital gains tax, inheritance tax, VAT, national insurance contributions, stamp duty reserve tax, stamp duty land tax, duties of customs and excise and any other taxes, levies, duties, charges, imposts or withholdings corresponding to, similar to, replaced by or replacing any of them and all other taxes on gross or net Income, Profits or Gains and taxes on receipts, sales, use, occupation, franchise, value added, and personal property, but excluding stamp duty, together with all penalties, charges and interest relating to any of them or to any late or incorrect return in respect of any of them;

“UK Subsidiary”	means any European Subsidiary which has at any time been a member of the UK Supergroup;

“UK Supergroup”

means, in respect of any time on or before 30 October 2003, IGE USA Holdings (“IGEH”) and any company which was at that time a member of the same group as IGEH within the meaning of section 402(2) ICTA and, in respect of any time thereafter, IGE and any company which was at that time a member of the same group as IGE within the meaning of section 402(2) ICTA;

“UK VAT Group”	means the group of companies of which GE Capital Bank Limited is the representative member for the purposes of VAT;

“UK VAT Group Member”	means any European Subsidiary which is a member of the UK VAT Group;

“VAT”	means value added tax; and

“VATA 1994”	means the Value Added Tax Act 1994.

1.2           Any reference to “Income, Profits or Gains” shall include any income, profits or gains which are deemed to be earned, accrued or received for the purpose of any Tax;

2.            TAX RETURNS

2.1           Genworth shall procure that FIGSL, or the appropriate Genworth affiliate in the case of a non-UK European subsidiary, shall, at its cost and expense, prepare all documentation and deal with all matters (including correspondence) relating to the Tax returns of the European Subsidiaries for all accounting periods ending on or prior to 31 December, 2004.

2.2           Genworth shall procure that the European Subsidiaries shall cause the returns mentioned in clause 2.1 above to be authorised, signed and submitted to the appropriate authority.  If requested reasonably in advance of the relevant due date for filing in writing by GE, FIGSL shall promptly provide to GE and its accounting advisers draft copies of such returns mentioned in clause 2.1 above as GE may specify.  Genworth will give reasonable consideration to the reasonable comments of GE and its accounting adviser thereon provided that such comments are received reasonably in advance of the due date for the filing of the relevant return.  Notwithstanding the foregoing, Genworth shall not file any tax return in a manner that would materially adversely effect GE or any GE affiliate without the consent of GE, which consent shall not be unreasonably withheld.

2.3           Clauses 2.2 and 2.6 notwithstanding, Genworth shall not be obliged to procure that any of the European Subsidiaries authorise, sign or submit any Tax return that is not true and accurate in all material respects.

2.4           Genworth or its duly authorised agent shall have sole conduct of all tax affairs of the European Subsidiaries relating to accounting periods ending after 31 December, 2004 (save that Genworth shall have sole conduct of all tax affairs of FINCL from the time of its incorporation and that GE shall have sole conduct of all tax affairs of FACL in respect of those periods of account in which that company is no longer trading as an insurance company).  The parties shall grant each other or their agents all such assistance as may reasonably be required in the conduct of all such Tax affairs.

2.5           In addition to the foregoing, GE agrees to provide, and to procure that any of its subsidiaries from time to time will provide, all such assistance as Genworth may reasonably require for the purposes of preparing any returns, audits or filings for itself and/or any of its subsidiaries from time to time and Genworth agrees to provide, and to procure that any of its subsidiaries from time to time will provide, all such assistance as GE may reasonably require for the purposes of preparing any returns, audits or filings for itself and/or any of its subsidiaries from time to time.  The recipient of any such assistance shall make such payment for that assistance as the UK TSA may specify (if any).

2.6           In the event of a dispute arising in relation to clause 2.2, an application shall be made to the president of the Institute of Chartered Accountants in England and Wales for the time being for him or her to appoint a suitably qualified and independent firm of accountants to resolve such dispute (the “Appointed Firm”).The purpose of the reference of the dispute to the Appointed Firm shall be to determine whether or not FIGSL has given reasonable consideration to any reasonable comments of GE or whether GE unreasonably withheld any consent provided in accordance with clause 2.2 purposes, the Appointed Firm     shall be deemed to act as an expert and not as an arbitrator, and accordingly the provisions of the Arbitration Act 1979 shall not apply.  The decision of the Appointed Firm as to the matter referred to it shall, except in the case of manifest error, be conclusive and binding on the parties.  The Appointed Firm’s costs shall be borne by the parties on a just and reasonable basis as decided by the Appointed Firm bearing in mind its conclusions.

3.            SURRENDER OF GROUP RELIEF

3.1           Genworth shall procure that each UK Subsidiary shall, and GE shall procure that each Remaining Supergroup Member shall, make or claim, as appropriate, all such surrenders of Group Relief as are specified in Schedule 2 hereto as can be validly made or claimed (to the extent that such claims or surrenders have not already been validly made and accepted by the Inland Revenue.)

Each such Group Relief surrender shall be made for full value and in consideration for (a) each other Group Relief surrender to be made pursuant to this clause 3.1; (b) such payment, if any, as is made pursuant to clause 3.9,  and (c) the Initial Payment, in each case as appropriate, except that where Genworth and GE agree, GE may waive payment by any UK subsidiary in respect of any Group Relief surrender. The “Initial Payment” is a payment to be made on Completion, and to be funded by a GE subsidiary, as follows:

(i)            from GEFA to GECC, in the event that the full tax value of the aggregate losses surrendered by the Remaining Supergroup Members to the UK Subsidiaries exceeds the full tax value of the aggregate losses surrendered by the UK Subsidiaries to the Remaining Supergroup Members, and of an amount equal to the difference in value between the two;  or

(ii)           from GECC to GEFA, in the event that the full tax value of the aggregate losses surrendered by the UK Subsidiaries to the Remaining Supergroup Members exceeds the full tax value of the aggregate losses surrendered by the Remaining Supergroup Members to the UK Subsidiaries, and of an amount equal to the difference in value between the two;  or

(iii)          no payment in the event that the full tax value of the aggregate losses surrendered by the UK Subsidiaries to the Remaining Supergroup Members equals the full tax value of the aggregate losses surrendered by the Remaining Supergroup Members to the UK Subsidiaries.

3.2           In the event that any loss specified in Schedule 2 to be surrendered exceeds £40m and such loss has not yet been agreed with the Inland Revenue, the value of that loss to be taken into account for the purposes of the Initial Payment calculation in clause 3.1 shall be a value equal to one half of the full tax value of such loss with the remainder to be taken into account in calculating any relevant Adjustment Payment to be made in accordance with clause 3.5 below if and when such loss is agreed with the Inland Revenue.

3.3           Prior to 31 March each year, (commencing with 31 March, 2005 and continuing until all Tax returns for each of the UK Subsidiaries and the Remaining Supergroup Members for all accounting periods commencing before Completion are agreed with the Inland Revenue), GE shall deliver to Genworth a statement showing the extent to which the losses of the Remaining Supergroup Members for any time before Completion have been agreed with the Inland Revenue to be either greater than or less than the amount assumed to be available in Schedule 2 and the changes, if any, agreed with the Inland Revenue in the amount of profits of the Remaining Supergroup Members for any time before Completion and Genworth shall deliver to GE a statement showing the extent to which any losses of any UK Subsidiary shown in Schedule 2 has been agreed with the Inland Revenue to be either greater than or less than the amount shown in Schedule 2 and the changes, if any, agreed with the Inland Revenue in the amount of profits of any European Subsidiary for any time before Completion (together that year’s “Adjustment Statement”).

3.4           Genworth shall procure that each UK Subsidiary shall, and GE shall procure that each Remaining Supergroup Member shall, make such adjustments to existing surrenders of Group Relief or make or claim, as appropriate, all such new surrenders of Group Relief as are necessary to make the appropriate changes indicated by the Adjustment Statements in that year.  Each such adjustment to an existing surrender of Group Relief or new surrender of Group Relief shall be made for full value in consideration for a) each other adjustment to an existing surrender of Group Relief or new surrender of Group Relief to be made under this clause 3.4; (b) such payment, if any, as is made pursuant to clause 3.9,  and (c) the Adjustment Payment, in each case as appropriate.

3.5           On 31 March each year, a net payment (an “Adjustment Payment”) shall be made from Genworth (or its designated affiliate) to GECC or from GECC to Genworth (or its designated affiliate), as appropriate, to reflect the following:

(i)            payment by Genworth (or its designated affiliate) to GECC to reflect the full tax value of any additional losses surrendered by any Remaining Supergroup Member to any UK Subsidiary pursuant to clause 3.4 and to the extent that payment has not already been made for that loss pursuant to this clause 3;

(ii)           payment by GECC to Genworth (or its designated affiliate)  to reflect the full tax value of any additional losses surrendered by any UK Subsidiary to any Remaining Supergroup Member pursuant to clause 3.4 and to the extent that payment has not already been made for that loss pursuant to this clause 3;

(iii)          payment by GECC to Genworth (or its designated affiliate) to reflect a rebate for the full tax value of any loss of any Remaining Supergroup Member for which payment has been made pursuant to this clause 3 to the extent that the surrender of such loss is withdrawn pursuant to clause 3.4;  and

(iv)          payment by Genworth (or its designated affiliate) to GECC to reflect a rebate for the full tax value of any loss of any UK Subsidiary for which payment has been made pursuant to this clause 3 to the extent that the surrender of such loss is withdrawn pursuant to pursuant to clause 3.4.

3.6           Genworth hereby undertakes that it shall, and shall procure that each UK Subsidiary shall, and GE hereby undertakes that it shall, and shall procure that each Remaining Supergroup Member shall, use all reasonable endeavours to procure that full effect is given to the surrenders to be made pursuant to this clause 3 and that such surrenders are allowed in full by the Inland Revenue and that each relevant company shall sign and submit to the Inland Revenue all such notices of consent to surrender (including provisional protective notices of consent in cases where any relevant Tax computation has not yet been agreed) and all such other documents and returns as may be necessary to secure that full effect is given to this clause 3.

3.7           The foregoing provisions of this clause 3 notwithstanding, no UK Subsidiary shall be obliged to accept any surrender of any loss of any Remaining Supergroup Member, nor shall any Remaining Supergroup Member be obliged to accept any surrender of any loss of any UK Subsidiary to the extent that:

(i)            such loss, as shown in an Adjusted Statement, exceeds the corresponding loss reflected in Schedule 2;  and

(ii)           Genworth, in the case of a surrender to a UK Subsidiary, or GE, in the case of a surrender to a Remaining Supergroup Member, notifies GE or Genworth as appropriate that in its opinion, acting reasonably, accepting such an increased surrender would be prejudicial to the relevant member(s) of its group.

3.8           Both GE and Genworth agree to act in good faith both in preparing any Adjustment Statements pursuant to clause 3.3 above and in determining whether the surrender of an increased loss would be prejudicial to the relevant member(s) of its group pursuant to 3.7 above.

3.9           In the event that the aggregate amount of UK corporation tax saved by the Remaining Supergroup Members as a result of any losses surrendered to any of them by a UK Subsidiary pursuant to this clause 3 exceeds the amount of UK corporation tax saved by that UK Subsidiary as a result of any losses surrendered to it by any Remaining Supergroup Members, Genworth shall pay to that UK Subsidiary an amount equal to that excess.

3.10         In the event of any dispute arising under this clause 3 either as to the amount of losses that any company has or is able to validly surrender to another or as to whether the surrender of a particular loss would be prejudicial for the purposes of clause 3.7, an application shall be made to the president of the Institute of Chartered Accountants in England and Wales for the time being for him or her to appoint a suitably qualified and independent firm of accountants to resolve such dispute (the “Appointed Firm”).  The purpose of the reference of the dispute to the Appointed Firm shall be to determine the amount of losses that the particular company (or companies) has or is able to validly surrender to another or as to whether the surrender of a particular loss would be prejudicial for the purposes of clause 3.7 above as appropriate.  For these purposes, the Appointed Firm shall be deemed to act as an expert and not as an arbitrator, and accordingly the provisions of the Arbitration Act 1979 shall not apply.  The decision of the Appointed Firm as to the matter referred to it shall, except in the case of manifest error, be conclusive and binding on the parties.  The Appointed Firm’s costs shall be borne by the parties on a just and reasonable basis as decided by the Appointed Firm bearing in mind its conclusions.

4.            UK VAT GROUP

4.1           Upon the Trigger Date GE shall procure that GE Capital Bank Limited promptly apply to Customs & Excise under section 43C of VATA 1994 to remove such of the European Subsidiaries as are members of the VAT Group from the VAT Group and will procure that Genworth is kept informed of the progress of the application and is provided with copies of all correspondence.

4.2           GE shall, within thirty days of receiving notice of the Exit Date, procure the deliverance to Genworth of a statement, together with reasonable explanatory details, workings and calculations (the “VAT Statement”) certifying whether the UK Subsidiaries have, in aggregate, a Notional VAT Liability or a Notional VAT Credit for the Relevant VAT Period and, if so, the amount of such aggregate Notional VAT Liability or Notional VAT Credit.

4.3           Genworth shall procure that the European Subsidiaries provide such information and assistance as GE or its duly authorised agent may reasonably require for the purposes of preparing the VAT Statement.  GE shall procure that GE Capital Bank Limited act in good faith and shall use reasonable skill and care in preparing the VAT Statement and the VAT Statement shall, in the absence of manifest error, be binding on the parties.

4.4           If the VAT Statement shows that the UK Subsidiaries have in aggregate a Notional VAT Credit, GE shall pay to Genworth an amount equal to such Notional VAT Credit within fourteen days of delivery of the VAT Statement to Genworth under clause 4.3.

4.5           If the VAT Statement shows that the UK Subsidiaries have in aggregate a Notional VAT Liability, Genworth shall pay to GE an amount equal to such Notional VAT Liability within fourteen days of delivery of the VAT Statement to the Genworth under clause 4.3.

5.            OVERPAYMENTS ON ACCOUNT

5.1           On Completion, GE will pay to Genworth an amount equal to any amount set out in Schedule 3 hereto as being an overpayment on account of tax by any European Subsidiary.

5.2           In the event that the aggregate amounts paid by the European Subsidiaries to GE Capital Corporation Limited for or on account of any Tax liability properly attributable to any period ending on or before 31 December, 2003 less any amounts paid by GE to Genworth pursuant to clause 5.1 or otherwise refunded to the European Subsidiaries exceed the actual Tax liability of the European Subsidiaries for such periods, GE shall pay to Genworth an amount equal to the amount of such excess.

5.3           In the event that the aggregate amounts paid by the European Subsidiaries to GE Capital Corporation Limited for or on account of any Tax liability properly attributable to any period ending on or before 31 December, 2003 less any amounts paid by GE to Genworth pursuant to clause 5.1 or otherwise refunded to the European Subsidiaries are less than the actual Tax liability of the European Subsidiaries for such periods, Genworth shall pay to GE an amount equal to the amount of such deficiency.

5.4           GE shall procure that GE Capital Corporation Limited give notice to Genworth promptly upon determining, in good faith, that a payment under either clause 5.2 or clause 5.3, as appropriate, is required and, provided that Genworth agrees the amount, payment shall be made to or by Genworth within 10 Business Days of receipt of such notice by Genworth.

6.            INDEMNITIES

6.1           GE hereby covenants to pay to Genworth an amount equal to any liability or increased liability to Tax of any of the European Subsidiaries which arises as a consequence of or by reference to any Relevant Company, after Completion, failing to pay the whole of the Tax charged by any Tax assessment made in respect of that Relevant Company within six months of the date of that Tax assessment.  For the purposes of this clause 6.1, the term “Relevant Company” shall mean GE and any company, other than Genworth, any European Subsidiary or any other company acquired by Genworth pursuant to the Acquisition, which is or has at any time been a member of the UK Supergroup, the UK VAT Group or otherwise treated for the purposes of any Tax as being a member of the same group of companies as GE or any of its subsidiaries for the purposes of any Tax.

6.2           Genworth hereby covenants to pay to GE an amount equal to any liability or increased liability to Tax of GE or any of its subsidiaries which arises as a consequence of or by reference to any European Subsidiary, after Completion, failing to pay the whole of the Tax charged by any Tax assessment made in respect of that European Subsidiary within six months of the date of that Tax assessment.

7.            TRANSACTION/TRANSFER TAXES

7.1           Pursuant to Sections 2 and 19 of the US TMA all Transaction and Transfer taxes, including stamp duty, arising in connection with the Acquisition are for the account of GE and are to be dealt with in accordance with those Sections unless otherwise agreed between the parties to this Agreement.

7.2           Notwithstanding section 7.1 above, in respect of any UK corporation tax arising on the transfer of the shares of Consolidated Insurance Group Limited from FACL to Financial New Life Company Limited pursuant to the 105 Scheme, there shall be for the account of GE under section 7.1 only the amount of such corporation tax that is attributable to the amount by which the value of those shares at Completion exceeds the original cost to FACL of the acquisition of those shares.

8.            PAYMENTS

8.1           All sums payable by one party hereto (the “Payer”) to any other (the “Recipient”) under this Agreement shall be paid to the Recipient or as the Recipient may from time to time direct in full, without set-off, counterclaim, restriction, condition, deduction or withholding (except any deduction or withholding for or on account of Tax required by law), on the due date therefor, upon demand by the Recipient and if not so paid shall carry interest on the balance for the time being outstanding at the Agreed Rate.

8.2           If the Payer is required by law to make any deduction or withholding from any payment due under this Agreement, the amount of such payment shall be increased by such amount as to ensure that the payment actually received is equal to the amount which would have been payable had no withholding or deduction been required.  If the Recipient obtains any credit for any such deduction or withholding then it shall rebate to the Payer such amount of such credit as will leave it in the same net after tax position that it would have been in had no such deduction or withholding been required.

8.3           If payment (excluding any amount of default or other interest payable in respect thereof) payable under this Agreement is liable to Tax the hands of the Recipient (including in circumstances where any Relief is available in respect of such liability), the amount payable shall be increased by such amount as will leave the Recipient in the same net after tax position as that it would have been in had the payment not been so liable to Tax (and ignoring the availability of such Relief other than any such Relief to which the payment has given rise).

9.            TERMINATION

9.1           This agreement shall terminate on 31 December, 2011 unless there is an earlier Change of Control in which event this agreement shall terminate with immediate effect upon such Change of Control.

9.2           In the event that this agreement terminates early upon a Change of Control, the parties hereto shall in good faith and in writing agree what further payments, if any, are more likely than not to be required to be made pursuant to any of clauses 3.5, 5.2 and 5.3 and such payments shall be made by the appropriate party within 10 Business Days of such agreement being reached.

9.3           In the event of any dispute arising under this clause 9 as to the amount of further payments required to be made pursuant to clause 9.2 an application shall be made to the president of the Institute of Chartered Accountants in England and Wales for the time being for him or her to appoint a suitably qualified and independent firm of accountants to resolve such dispute (the “Appointed Firm”).  The purpose of the reference of the dispute to the Appointed Firm shall be to determine the amount of further payments that each of the parties is more likely or not to make pursuant to any of clauses 3.5, 5.2 and 5.3, For these purposes, the Appointed Firm shall be deemed to act as an expert and not as an arbitrator, and accordingly the provisions of the Arbitration Act 1979 shall not apply.  The decision of the Appointed Firm as to the matter referred to it shall, except in the case of manifest error, be conclusive and binding on the parties.  The Appointed Firm’s costs shall be borne by the parties on a just and reasonable basis as decided by the Appointed Firm bearing in mind its conclusions.

10.          REMEDIES AND WAIVERS

10.1         No delay or omission on the part of any party to this agreement in exercising any right, power or remedy provided by law under this agreement shall:-

(i)            impair such right, power or remedy; or

(ii)           operate as a waiver thereof.

10.2         The single or partial exercise of any right, power or remedy provided by law or under this agreement shall not preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

10.3         The rights, powers and remedies provided in this agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.

11.          ASSIGNMENT

11.1         This agreement shall not be assigned or transferred by any party hereto, whether in whole or in part, without the prior written consent of both GE and Genworth.

12.          FURTHER ASSURANCE

12.1         Each of the parties to this agreement shall from time to time, on being required to do so by any other party to this agreement now or at any time in the future, do or, so far as it is able to, procure the doing of all such acts and/or execute or, so far as it is able to, procure the execution of all such documents in a form satisfactory to the party concerned as that party may reasonably consider necessary for giving full effect to this agreement and securing to that party the full benefit of the rights, powers and remedies conferred upon it in this agreement.

13.          NOTICE

13.1         Any notice or other communication given or made under or in connection with the matters contemplated by this deed shall be in writing (other than writing on the screen of a visual display unit or other similar device which shall not be treated as writing for the purposes of this clause).

13.2         Any such notice or other communication shall be addressed as provided in clause 13.3 below and, if so addressed, shall be deemed to have been duly given or made as follows:-

(i)            if sent by personal delivery, upon delivery at the address of the relevant party;

(ii)           if sent by first class post, two Business Days after the date of posting;

(iii)          if sent by facsimile, when despatched;

PROVIDED THAT if, in accordance with the above provisions, any such notice or other communication would otherwise be deemed to be given or made outside Working Hours, such notice or other communication shall be deemed to be given or made at the start of Working Hours on the next Business Day.

13.3         The relevant addressee, address, telephone number and facsimile number of each party for the purposes of this agreement, subject to 13.4, are:-

Name of party	Address	Telephone No.	Facsimile No.

For any notice to be given to Genworth or any European Subsidiary:	Vantage West, Great West Road, Brentford, Middlesex, TW8 9AG	0208 380 3661	0208 380 3008

Financial Insurance Group Services Limited	For the attention of: Helen Maxwell

For any other notice to be given hereunder:	Clarges House, 6-12 Clarges Street, London W1J 8DH	0207 302 6284	0207 302 6284

GE Capital Europe Limited	For the attention of: Roy Clark

13.4         A party may notify the other parties to this agreement of a change to its name, relevant addressee, address, telephone number or facsimile number for the purposes of this clause 13 PROVIDED THAT such notification shall only be effective on:-

(i)            the date specified in the notification as the date on which the change is to take place; or

(ii)           if no date is specified or the date specified is less than five Business Days after the date on which notice is given, the date falling five Business Days after notice of any such change has been given.

13.5         For the avoidance of doubt, the parties agree that the provisions of this clause shall not apply in relation to the service of Service Documents (as defined in Clause 19 below).

14.          COUNTERPARTS

14.1         This agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

14.2         Each counterpart shall constitute the original of this agreement, but all the counterparts shall together constitute but one and the same instrument.

15.          TIME OF ESSENCE

15.1         Save as otherwise expressly provided, time is of the essence of this agreement.

16.          INVALIDITY

16.1         If at any time any provision of this agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair:-

(i)            the legality, validity or enforceability in that jurisdiction of any other provision of this agreement; or

(ii)           the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this agreement.

17.          CHOICE OF GOVERNING LAW

17.1         This agreement shall be governed by and construed in accordance with English law.

18.          JURISDICTION

18.1         The parties to this agreement irrevocably agree that the courts of England are to have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this agreement and that accordingly any Proceedings must be brought in such courts.

19.          AGENT FOR SERVICE

19.1         Each of GE, GECC and IGE irrevocably agrees that any Service Document may be sufficiently and effectively served on it in connection with Proceedings in England and Wales by service on its agent Slaughter and May, if no replacement agent has been appointed and notified to Genworth pursuant to clause 13, or on the replacement agent if one has been appointed and so notified.

19.2         Both Genworth and GEFA irrevocably agree that any Service Document may be sufficiently and effectively served on it in connection with Proceedings in England and Wales by service on its agent, UK Group Holding Company Limited, if no replacement agent has been appointed and notified to GE pursuant to clause 13, or on the replacement agent if one has been appointed and so notified.

19.3         Any Service Document served pursuant to clause 19.1 shall be marked for the attention of:-

(i)            Trusec Limited at One Bunhill Row, London, EC1Y 8YY or such other address within England or Wales as may be notified to Genworth pursuant to clause 13; or

(ii)           such other person as is appointed as agent for service pursuant to clause 19.1 at the address notified pursuant to clause 13.

19.4         Any Service Document served pursuant to clause 19.2 shall be marked for the attention of:-

(i)            James Rember at Vantage West, Great West Road, Middlesex TW8 9AG or such other address within England or Wales as may be notified to GE pursuant to clause 13; or

(ii)           such other person as is appointed as agent for service pursuant to clause 19.2 at the address notified pursuant to clause 13.

19.5         Any document addressed in accordance with clause 19.3 or 19.4 shall be deemed to have been duly served if:-

(i)            left at the specified address, when it is left; or

(ii)           sent by first class post, two Business Days after the date of posting.

19.6         If either of the agents referred to in clauses 19.1 and 19.2 (or any validly appointed replacement agent) at any time ceases for any reason to act as such, GE (acting also on behalf of GECC and IGE), or Genworth (acting also on behalf of GEFA), as appropriate, shall appoint a replacement agent to accept service having an address for service in England or Wales and shall notify Genworth or GE, as appropriate, of the name and address of the replacement agent; failing such appointment and notification, Genworth or GE, as appropriate, shall be entitled by notice to the other to appoint such a replacement agent to act on the other’s behalf.

19.7         IN WITNESS WHEREOF, this Agreement has been duly executed on the day and year first above written.

GENERAL ELECTRIC COMPANY	GENERAL ELECTRIC CAPITAL CORPORATION

By:	By:
Name:	Name:
Title:	Title:

IGE USA INVESTMENTS	CONSOLIDATED INSURANCE HOLDINGS LIMITED

By:	By:
Name:	Name:
Title:	Title:

FINANCIAL ASSURANCE COMPANY LIMITED	FINANCIAL INSURANCE GROUP SERVICES LIMITED

By:	By:
Name:	Name:
Title:	Title

GE CAPITAL SAS	GEFA INTERNATIONAL HOLDINGS, INC

By:	By:
Name:	Name:
Title:	Title:

UK GROUP HOLDING COMPANY LIMITED	GENWORTH FINANCIAL, INC

By:	By:
Name:	Name:
Title:	Title:

GEFA UK HOLDINGS LIMITED

By:
Name:
Title:

Schedule 1

The European Subsidiaries

Assocred S.A.;

CFI Administrators Limited;

CFI Pension Trustees Limited;

Consolidated Insurance Group Limited;

Ennington Properties Limited

FIG Ireland Limited;

Financial Assurance Company Limited;

Financial Insurance Company Limited;

Financial Insurance Group Services Limited;

Financial Insurance Guernsey PCC Limited;

Financial New Life Company Limited;

GE Financial Assurance, Compania de Seguros y Reaseguros de Vida S.A;

GE Financial Insurance, Compania de Seguros y Reaseguros S.A.;

GE Mortgage Insurance Limited;

GE Mortgage Insurance (Guernsey) Limited;

GE Mortgage Services Limited;

GE Mortgage Solutions Limited;

GEFA UK Finance Limited;

GEFA UK Holdings Limited;

RD Plus S.A.;

UK Group Holding Company Limited;  and

World Cover Direct Limited.

Schedule 2

GENWORTH – Group Relief amount

(profits)/losses

			GROSS		@ 30%
			£	£	£	£
FICL	1988-1998		(5,780,683)		(1,734,205)
	1999		(16,222,538)		(4,866,761)
	2000		(47,683,362)		(14,305,009)
	2001		0		0
	2002		0		0
	2003		(18,500,000)		(5,550,000)
				(88,186,583)		(26,455,975)
FACL	1988-1998		(19,233,983)		(5,770,195)
	1999		(2,584,018)		(775,205)
	2000		(14,793,851)		(4,438,155)
	2001		1,888,071		566,421
	2002		0		0
FACL	2002	171A	3,956,394		1,186,918
	2003		76,000,000		22,800,000
				45,232,613		13,569,784

Clause 3.2		Adjustment		(38,000,000)		(11,400,000)

FIGSL	1988-1998		(1,841,367)		(552,410)
	1999		(4,432,839)		(1,329,852)
	2000		(1,495,006)		(448,502)
	2001		(3,405,339)		(1,021,602)
	2002		(3,587,637)		(1,076,291)
	2003		(8,500,000)		(2,550,000)
				(23,262,188)		(6,978,656)
CIGL	1988-1998		(208,680)		(62,604)
	1999		0		0
	2000		0		0
	2001		0		0
	2002		0		0
	2003		(100,000)		(30,000)
				(308,680)		(92,604)
GEMI	1988-1998		0		0
	1999		0		0
	2000		(6,387,608)		(1,916,282)
	2001		(1,555,633)		(466,690)
	2002		(6,219,354)		(1,865,806)
	2003		(6,000,000)		(1,800,000)
				(20,162,595)		(6,048,779)
				(124,687,433)		(37,406,230)

Schedule 3

Overpayments on account of tax as at 31/12/03

GENWORTH

Accounting period ended 31/12/1999	• FICL	£926,965

	• FACL	£1,006,518

	• FIGSL	£151,019

Accounting period ended 31/12/2001	• FICL	£5,817

		£2,090,319